UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 30, 2008

Arbitron Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-1969	52-0278528
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

142 West 57th Street, New York, New York		10019-3300
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	212-887-1300

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.02(e)

On December 30, 2008, the Compensation and Human Resources Committee (the "Committee") of the Board of Directors (the "Board") of Arbitron Inc. (the "Company") approved an Executive Transition Agreement dated December 30, 2008 by and between the Company and Stephen B. Morris (the "Agreement"). The Agreement generally replaces and supersedes all prior agreements and undertakings between Mr. Morris and the Company with respect to Mr. Morris’s employment. Mr. Morris’s prior employment agreement, most recently amended as of July 3, 2006, had incented Mr. Morris to remain with the Company until December 31, 2009, as well as to manage a strategic/succession plan, including assisting the Board with the selection of his successor.

Pursuant to the terms and conditions of the Agreement Mr. Morris’s employment as President and Chief Executive Officer (collectively, "CEO") of the Company will continue until the earlier to occur of December 31, 2009 or the Board’s approval and appointment of a successor as chief executive officer of the Company. After the appointment of such a successor, Mr. Morris will remain an employee of the Company and be available to provide transition assistance, consultation, and advice through December 31, 2009 and will serve, for such time as the Board chooses, as Chairman of the Board. Mr. Morris will not be required to provide consulting services after December 31, 2009.

Salary and Bonus or Incentive Compensation

The Company will pay Mr. Morris a base salary at the rate of $57,240 per month for each month of calendar year 2009 prior to and including the month in which the Board appoints a successor as chief executive officer of the Company. Beginning with the month following the appointment of a successor as chief executive officer of Company, or Mr. Morris’s transition to an advisory role, the Company will pay Mr. Morris a base salary at the rate of $11,250 per month through December 31, 2009. Bonus or incentive compensation will be at the sole discretion of the Committee, but the Agreement contemplates that Mr. Morris will be eligible for a bonus equal to 75% of his Blended Base Salary for 2009. For purposes of the Agreement, "Blended Base Salary" means a blended rate of base salary determined using the higher base salary applicable to that portion of 2009 during which Mr. Morris serves as CEO and the remainder of 2009 at the lower rate.

Equity Grant

Subject to approval by the Committee, in February 2009 the Company will grant Mr. Morris a restricted stock award covering 43,333 shares of common stock, $0.50 par value per share, of the Company (the "Common Stock"). The restricted stock award will vest in full on December 31, 2009, provided that Mr. Morris remains on the Board or in the continuous employ or service of the Company as of such date. Upon vesting, the Company will issue the restricted stock award in the form of shares of Common Stock as to 50% of the number of shares covered by the award and deferred stock units as to 50% of the number of shares of Common Stock covered by the award. Pursuant to the Agreement, Mr. Morris confirms his earlier waiver of any right to accelerate the vesting of any outstanding restricted stock award or any outstanding stock option upon his retirement, and his agreement not to sell, transfer or otherwise dispose of more than 25% of the aggregate number of shares of Common Stock covered by the restricted stock award during any consecutive 12 month period.

Benefits

Mr. Morris will be entitled to participate during 2009 in any Company benefit plans that cover him and provide for participation based on his level of continuing services. If medical coverage ceases under the terms of the Company’s plan, Mr. Morris will be entitled to obtain continuation coverage for the lesser of the period for which he is entitled to such coverage and 18 months, at his own expense. The Company will provide Mr. Morris and his spouse with an annual physical examination in March 2009, even if his services as CEO have already then ceased. Mr. Morris will be entitled to vacation at a rate consistent with past practice while serving as CEO, but will cease to accrue vacation after transition to an advisory role.

Supplemental Retirement Benefit

Consistent with his prior employment agreement, Mr. Morris will be entitled to a supplemental retirement benefit following his separation from service with the Company for any reason, other than breach of the Agreement or termination for cause, as defined in the Agreement. The amount of the supplemental retirement benefit provided under the Agreement is determined substantially by multiplying the number of years of Mr. Morris’s employment, giving credit from 1994, by a percentage of Mr. Morris’s final average earnings (as defined in the Company’s Retirement Plan) and subtracting from this gross amount an offset amount. The offset amount consists of the annual amounts payable to Mr. Morris under the Company Retirement Plan (a tax-qualified, defined benefit plan), the Company benefit equalization plan, and the tax-qualified pension plan of any of Mr. Morris’s previous employers. The supplemental retirement benefit will be paid on July 1, 2010 (or such later date as is required by Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A" of the "Code")) in the form of a lump sum cash payment.

If Mr. Morris dies before the first day of the first calendar month following separation from service with the Company (the "Determination Date"), the Company will pay to Mr. Morris’s surviving spouse, if any, a benefit equal to 50% of the amount of the supplemental retirement benefit that would have otherwise been paid to Mr. Morris under the Agreement if Mr. Morris had lived until he received the supplemental retirement benefit. If Mr. Morris dies on or after the Determination Date but before payment of the supplemental retirement benefit, the Company will pay to Mr. Morris’s estate the supplemental retirement benefit that would have otherwise been paid had Mr. Morris lived.

Transitional Compensation

In consideration for his service as required in the transition to a new chief executive officer and as Chairman of the Board during all or part of 2009, and assuming his employment is not terminated for cause, as defined in the Agreement, the Company will pay Mr. Morris or his estate, on July 10, 2010 (or such later date as required by Section 409A), a lump sum cash payment equal to $1,018,888.67, reduced by any required tax withholdings.

Payments Upon Early Termination

If the Company terminates Mr. Morris’s employment for cause, as defined in the Agreement, the Company will pay Mr. Morris the then applicable rate of base salary through the date of termination specified in any written notice of termination.

If the Company or Mr. Morris terminates Mr. Morris’s employment without cause, as defined in the Agreement, the Company will generally pay Mr. Morris, starting on the 60th day after the date employment ends, an amount equal to the sum of the base salary scheduled to be paid for the remainder of 2009 and 75% of the Blended Base Salary. The Company will make this payment ratably over the remainder of 2009. To receive the payments specified in this paragraph, Mr. Morris must execute a release in the form provided by the Company of all legally-releasable claims that Mr. Morris may then have against the Company and any of its affiliates.

If Mr. Morris’s employment terminates because of his death during 2009, the Company will generally pay to Mr. Morris’s designated beneficiary, surviving spouse, or estate an amount equal to 175% of the Blended Base Salary in a lump sum. In the event of disability, as defined in the Agreement, during 2009, base salary will be terminated as of the date such disability is determined. In the event of termination by reason of death or disability during 2009, the Company will pay to Mr. Morris or his heirs an amount, if any, equal to (i) the amount Mr. Morris would have received in annual non-equity incentive for 2009 had "target" goals been achieved, multiplied by (ii) a fraction, the numerator of which is the number of whole months Mr. Morris was employed during 2009 and the denominator of which is 12. Any amount determined pursuant to the preceding sentence will be paid within 15 days after the date such payment would have been paid had Mr. Morris remained employed for all of 2009.

The parties agree that Mr. Morris will not be entitled to any other termination or severance payment under any other agreement between Mr. Morris and the Company.

Non-Competition, Non-Recruitment, and Non-Disparagement

The Agreement contains provisions pursuant to which Mr. Morris has agreed that, while employed by the Company or a member of the Board and for a period of 12 months thereafter (the "Restrictive Period"), he will not directly or indirectly, subject to certain de minimis exceptions involving the ownership of publicly traded securities, compete with any part of the Company’s business. Mr. Morris has agreed during the Restrictive Period not to initiate or actively participate in any other employer’s recruitment or hiring of Company employees. Mr. Morris has also agreed to non-disparagement provisions.

Tax Reimbursement

If payments to Mr. Morris under the Agreement would result in imposition of an excise tax (a "parachute tax") under Section 4999 of the Code, Mr. Morris will also be entitled to be paid an amount to compensate for the imposition of the tax. The payment will be in an amount such that after payment of all taxes, income and excise, Mr. Morris will be in the same after-tax position as if no parachute tax under the Code had been imposed.

The foregoing summary of the Agreement is qualified in its entirety by the full terms and conditions of the Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the period ended December 31, 2008 and is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arbitron Inc.

December 31, 2008	By:	/s/ Timothy T. Smith

Name: Timothy T. Smith
Title: Executive Vice President, Legal and Business Affairs, Chief Legal Officer and Secretary